Exhibit 99.1

Transatlantic Holdings, Inc. Announces Two Directors Not Standing For Re-Election to Board at 2008 Annual Stockholders’ Meeting

New York -- (BUSINESS WIRE) --  March 31, 2008 -- Transatlantic Holdings, Inc. (NYSE: TRH) has announced that Mr. James Balog and Ms. Diana Mayer, at the completion of their respective terms, will not be standing for reelection to the Board of Directors at the Annual Stockholders’ Meeting scheduled for May 22, 2008.

Robert F. Orlich, President and Chief Executive Officer commented, “We are grateful to Jim and Diana for their distinguished service to Transatlantic.  Jim has served on the Board for approximately 20 years – with his tenure beginning prior to Transatlantic becoming a public company.  His insight and good counsel have played a critical role in Transatlantic’s long and successful history.  Diana’s work on the Board has been marked by her strong stewardship and fine contributions to several committees.’’

Martin J. Sullivan, TRH’s Chairman, added, “Jim’s contributions in a variety of key areas and knowledge of Transatlantic have proved invaluable, as has his passion for the Company and his tireless service.  Diana’s financial acumen and business experience have significantly benefited Transatlantic.  She has led one Board committee and served with distinction on several others.  I would like to thank Jim and Diana for their fine work on behalf of the Company and wish them success in their future endeavors.’’

Visit -- www.transre.com -- for additional information about the Company.

Transatlantic Holdings, Inc. (TRH) is a leading international reinsurance organization headquartered in New York, with operations also based in Arlington, Chicago, Columbus, Overland Park, San Francisco, Stamford, Toronto, Miami (serving Latin America and the Caribbean), Panama, Buenos Aires, Rio de Janeiro, London, Paris, Zurich, Stockholm, Warsaw, Johannesburg, Hong Kong, Shanghai, Tokyo and Sydney. Its subsidiaries, Transatlantic Reinsurance Company(R), Trans Re Zurich and Putnam Reinsurance Company, offer reinsurance capacity on both a treaty and facultative basis -- structuring programs for a full range of property and casualty products, with an emphasis on specialty risks.

Contact:

Transatlantic Holdings, Inc.
Steven S. Skalicky, 212-770-2040